As filed with the Securities and Exchange Commission on February 14, 2011
Registration No. 333-171734
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AIR LEASE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	7359	27-1840403
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2000 Avenue of the Stars, Suite 600N
Los Angeles, CA 90067
(310) 553-0555

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John L. Plueger
President & Chief Operating Officer
Air Lease Corporation
2000 Avenue of the Stars, Suite 600N
Los Angeles, CA 90067
(310) 553-0555

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Grant A. Levy Executive Vice President, General Counsel & Secretary Air Lease Corporation 2000 Avenue of the Stars, Suite 600N Los Angeles, CA 90067 (310) 553-0555	Robert B. Knauss, Esq. Mark H. Kim, Esq. Munger, Tolles & Olson LLP 355 South Grand Avenue, 35th Floor Los Angeles, CA 90071 (213) 683-9100	Joseph A. Hall Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Proposed Maximum
Title of Each Class of	Aggregate Offering	Amount of
Securities to be Registered	Price(1)(2)	Registration Fee(3)
Class A Common Stock, par value $0.01 per share	$100,000,000	$11,610

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes shares of Class A Common Stock that the underwriters have the option to purchase from the registrant solely to cover over-allotments, if any.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-171734) of Air Lease Corporation is being filed solely for the purpose of filing Exhibits 10.13, 10.14, 10.15 and 10.16. Other than the filing of exhibits and corresponding changes to the exhibit index and signature pages, the remainder of the Registration Statement is unchanged.

Part II
Information not required in prospectus

Item 13.	Other expenses of issuance and distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commission, paid or to be paid by the registrant in connection with the sale of the Class A Common Stock being registered hereby:

Amount

SEC registration fee	$
FINRA filing fee
listing fee
Printing expenses
Legal fees and expenses
Accounting fees and expenses
Transfer agent and registrar fees and expenses
Miscellaneous

Total	$

Item 14.	Indemnification of directors and officers

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Our restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Our amended and restated bylaws provide for the indemnification of officers and directors of the corporation consistent with Section 145 of the DGCL.

The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or directors or otherwise. We also entered into indemnification agreements with our directors that generally provide for mandatory indemnification to the fullest extent permitted by law.

The proposed form of underwriting agreement to be filed as Exhibit 1.1 to the Registration Statement is expected to provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of our Company against certain liabilities, including liabilities under the Securities Act of 1933.

Delaware law also provides that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against any liability asserted against and incurred by such person, whether or not the corporation would have the power to indemnify such person against such liability. We maintain, at our expense, an insurance policy that insures our officers and directors, subject to customary exclusions and deductions, against specified liabilities that may be incurred in those capacities.

Item 15.	Recent sales of unregistered securities

Since February 5, 2010, the registrant has sold the following securities without registration under the Securities Act of 1933, as amended (the “Act”):

1. From February 5, 2010 through April 20, 2010, the registrant issued and sold to certain employees an aggregate of 875,000 shares of Class A Common Stock for an aggregate purchase price of $1.75 million in cash.

2. On June 4, 2010, the registrant issued and sold to funds managed by each of Leonard Green & Partners, L.P. and Ares Management LLC an aggregate of 13,888,888 shares of Class A Common Stock for an aggregate purchase price of $250 million, $200 million of which was paid in cash and $50 million of which was represented by cancellation of indebtedness in connection with the conversion by such funds of senior convertible notes issued by the registrant on May 7, 2010.

3. On June 4, 2010, the registrant issued and sold to certain members of its management (and their family members and affiliates) and members of its board of directors an aggregate of 555,556 shares of Class A Common Stock for an aggregate purchase price of $10 million, which was represented by cancellation of indebtedness in connection with the conversion by such persons of senior convertible notes issued by the registrant on May 7, 2010.

4. From June 4, 2010 through July 13, 2010, the registrant issued and sold to institutional and individual investors an aggregate of 50,050,205 shares of Common Stock for an aggregate purchase price of $1 billion in cash.

5. On June 4, 2010, the registrant issued a warrant to purchase 214,500 shares of Common Stock and a warrant to purchase 268,125 shares of Common Stock to Société Générale S.A. and Commonwealth Bank of Australia, respectively, at an exercise price of $20.00 per share.

6. From June 4, 2010 through August 11, 2010, the registrant granted to certain employees options to purchase an aggregate of 3,223,658 shares of Class A Common Stock at an exercise price of $20.00 per share and restricted stock units with respect to an aggregate of 3,222,357 shares of Class A Common Stock under its Air Lease Corporation 2010 Equity Incentive Plan.

7. On June 17, 2010, the registrant issued to Commonwealth Bank of Australia 3,779,442 shares of Class A Common Stock in exchange for the surrender by Commonwealth Bank of Australia of the same number of shares of Class B Non-Voting Common Stock.

8. On July 14, 2010, the registrant granted to certain employees options to purchase an aggregate of 2,250 shares of Class A Common Stock at an exercise price of $20.00 per share and restricted stock units with respect to an aggregate of 3,550 shares of Class A Common Stock under its Air Lease Corporation 2010 Equity Incentive Plan.

9. From July 16, 2010 through July 26, 2010, the registrant issued and sold to certain employees an aggregate of 23,500 shares of Class A Common Stock for an aggregate purchase price of $470,000 in cash.

The transactions described above in Items 1—3, 6 and 9 were effected without registration under the Act in reliance on the exemptions from registration provided pursuant to Section 4(2) of the Act and Rule 506 of Regulation D thereunder relating to transactions not involving any public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for offer or sale in connection with any distribution thereof, and also represented that they were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Act. Appropriate legends were affixed to share certificates, and/or investors were informed of the limitations on resale of the Class A Common Stock through the use of appropriate disclosure and contractual representations.

The transactions described in Items 4 and 5 were effected without registration under the Act in reliance on the exemptions from registration pursuant to Rule 144A, Rule 506 of Regulation D, and Regulation S promulgated under the Act, with FBR Capital Markets & Co. (formerly Friedman Billings Ramsey & Co., Inc.) acting as initial purchaser and placement agent. A portion of the securities were sold directly by the registrant to accredited investors and non-U.S. persons in transactions exempt from registration under Section 4(2) of the Act and Rule 506 of Regulation D thereunder relating to sales not involving any public offering and Regulation S relating to offshore sales. The remainder of the securities were sold to the initial purchaser who resold the shares to persons it reasonably believed were “qualified institutional buyers” (as defined by Rule 144A under the Act) or to non-U.S. persons (as defined under Regulation S of the Act). The securities were sold only to investors that the registrant believed were qualified institutional buyers, accredited investors and/or non-U.S. persons. Additionally, none of these sales were made by any form of general solicitation or general advertising. Finally, the registrant took reasonable precautions to ensure that all of the purchasers were purchasing shares for their own account and were informed of the limitations on resale of the securities through the use of appropriate disclosure and contractual representations that were obtained from the purchasers. For its role as initial purchaser and placement agent, FBR Capital Markets & Co., generally received an initial purchaser’s discount or placement fee equal to $1.05 per share (or 5.25% of the per share consideration), except with respect to 10 million shares for which it received an initial purchaser’s discount or placement fee of $0.20 per share (or 1.00% of the per share consideration) and 3,912,500 shares with respect to which it did not receive an initial purchaser’s discount or fee. Following the closing of the transactions described in Items 4 and 5, FBR Capital Markets & Co. reimbursed to the registrant an amount equal to 1.15% of the gross proceeds received from such offering.

The transaction described in Item 7 was effected without registration under the Act in reliance on either Section 3(a)(9) of the Act as an exchange by the registrant with an existing security holder where no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange, or the exemption from registration provided under Section 4(2) of the Act as a transaction not involving a public offering.

The transactions described above in Item 8 were effected without registration under the Act in reliance on the exemption from registration provided pursuant to either or both of Section 4(2) of the Act or Rule 701 thereunder, as transactions pursuant to compensatory benefit plans and contracts relating to compensation.

Item 16. Exhibits and financial statement schedules

A. Exhibits

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Restated Certificate of Incorporation of Air Lease Corporation
3	.2**	Amended and Restated Bylaws of Air Lease Corporation
4	.1*	Form of Specimen Stock Certificate
4	.2**	Registration Rights Agreement, dated as of June 4, 2010, between Air Lease Corporation and FBR Capital Markets & Co., as the initial purchaser/placement agent
5	.1*	Opinion of Munger, Tolles & Olson LLP
10	.1**	Warehouse Loan Agreement, dated as of May 26, 2010, among ALC Warehouse Borrower, LLC, as Borrower, the Lenders from time to time party hereto, and Credit Suisse AG, New York Branch, as Agent

Exhibit
No.		Description

10	.2**	Pledge and Security Agreement, dated as of May 26, 2010, among Air Lease Corporation, as Parent, ALC Warehouse Borrower, LLC, as Borrower, the subsidiaries of the Borrower from time to time party hereto, Deutsche Bank Trust Company Americas, as Collateral Agent, and Credit Suisse AG, New York Branch, as Agent
10	.3*	Air Lease Corporation 2010 Equity Incentive Plan
10	.4*	Form of Restricted Stock Unit Award Agreement
10	.5*	Form of Option Award Agreement
10	.6**	Warrant No. 1 to purchase 214,500 shares of Common Stock, dated June 4, 2010
10	.7**	Warrant No. 2 to purchase 268,125 shares of Common Stock, dated June 4, 2010
10	.8**	Employment Agreement, dated as of February 5, 2010, by and between Air Lease Corporation and Steven F. Udvar-Házy
10	.9**	Amendment to Employment Agreement, dated as of August 11, 2010, by and between Air Lease Corporation and Steven F. Udvar-Házy
10	.10**	Employment Agreement, dated as of March 29, 2010, by and between Air Lease Corporation and John L. Plueger
10	.11**	Amendment to Employment Agreement, dated as of August 11, 2010, by and between Air Lease Corporation and John L. Plueger
10	.12*	Form of Indemnification Agreement with directors and officers
10	.13†	A320 Family Purchase Agreement, dated July 19, 2010, by and between Air Lease Corporation and Airbus S.A.S.
10	.14†	A330-200 Purchase Agreement, dated September 2, 2010, by and between Air Lease Corporation and Airbus S.A.S.
10	.15†	Purchase Agreement Number PA-03524, dated as of September 30, 2010, by and between Air Lease Corporation and The Boeing Company.
10	.16†	Purchase Agreement, dated October 5, 2010, by and between Air Lease Corporation and Embraer — Empresa Brasileria De Aeronáutica S.A.
21	.1**	List of Subsidiaries of Air Lease Corporation
23	.1**	Consent of KPMG LLP
23	.2*	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)
23	.3**	Consent of AVITAS, Inc.
24	.1**	Power of Attorney

*	To be filed by amendment.

**	Previously filed.

†	The registrant has omitted confidential portions of the referenced exhibit and filed such confidential portions separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933, as amended.

B. Financial Statement Schedules

All financial statement schedules are omitted because they are not applicable or the information is included in the financial statements or related notes.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on February 14, 2011.

AIR LEASE CORPORATION

By:	/s/ John L. Plueger
Name:     John L. Plueger

Title:	President & Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven F. Udvar-Házy Steven F. Udvar-Házy	Principal Executive Officer	February 14, 2011

/s/ James C. Clarke James C. Clarke	Principal Financial Officer	February 14, 2011

/s/ Gregory B. Willis Gregory B. Willis	Principal Accounting Officer	February 14, 2011

/s/ Steven F. Udvar-Házy Steven F. Udvar-Házy	Director	February 14, 2011

/s/ John L. Plueger John L. Plueger	Director	February 14, 2011

* John G. Danhakl	Director	February 14, 2011

* Matthew J. Hart	Director	February 14, 2011

* Robert A. Milton	Director	February 14, 2011

* Michel M.R.G. Péretié	Director	February 14, 2011

* Antony P. Ressler	Director	February 14, 2011

Signature		Title	Date

* Wilbur L. Ross, Jr.		Director	February 14, 2011

* Ian M. Saines		Director	February 14, 2011

* Dr. Ronald D. Sugar		Director	February 14, 2011

*By:	/s/ John L. Plueger John L. Plueger Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement
3	.1**	Restated Certificate of Incorporation of Air Lease Corporation
3	.2**	Amended and Restated Bylaws of Air Lease Corporation
4	.1*	Form of Specimen Stock Certificate
4	.2**	Registration Rights Agreement, dated as of June 4, 2010, between Air Lease Corporation and FBR Capital Markets & Co., as the initial purchaser/placement agent
5	.1*	Opinion of Munger, Tolles & Olson LLP
10	.1**	Warehouse Loan Agreement, dated as of May 26, 2010, among ALC Warehouse Borrower, LLC, as Borrower, the Lenders from time to time party hereto, and Credit Suisse AG, New York Branch, as Agent
10	.2**	Pledge and Security Agreement, dated as of May 26, 2010, among Air Lease Corporation, as Parent, ALC Warehouse Borrower, LLC, as Borrower, the subsidiaries of the Borrower from time to time party hereto, Deutsche Bank Trust Company Americas, as Collateral Agent, and Credit Suisse AG, New York Branch, as Agent
10	.3*	Air Lease Corporation 2010 Equity Incentive Plan
10	.4*	Form of Restricted Stock Unit Award Agreement
10	.5*	Form of Option Award Agreement
10	.6**	Warrant No. 1 to purchase 214,500 shares of Common Stock, dated June 4, 2010
10	.7**	Warrant No. 2 to purchase 268,125 shares of Common Stock, dated June 4, 2010
10	.8**	Employment Agreement, dated as of February 5, 2010, by and between Air Lease Corporation and Steven F. Udvar-Házy
10	.9**	Amendment to Employment Agreement, dated as of August 11, 2010, by and between Air Lease Corporation and Steven F. Udvar-Házy
10	.10**	Employment Agreement, dated as of March 29, 2010, by and between Air Lease Corporation and John L. Plueger
10	.11**	Amendment to Employment Agreement, dated as of August 11, 2010, by and between Air Lease Corporation and John L. Plueger
10	.12*	Form of Indemnification Agreement with directors and officers
10	.13†	A320 Family Purchase Agreement, dated July 19, 2010, by and between Air Lease Corporation and Airbus S.A.S.
10	.14†	A330-200 Purchase Agreement, dated September 2, 2010, by and between Air Lease Corporation and Airbus S.A.S.
10	.15†	Purchase Agreement Number PA-03524, dated as of September 30, 2010, by and between Air Lease Corporation and The Boeing Company.
10	.16†	Purchase Agreement, dated October 5, 2010, by and between Air Lease Corporation and Embraer — Empresa Brasileria De Aeronáutica S.A.
21	.1**	List of Subsidiaries of Air Lease Corporation
23	.1**	Consent of KPMG LLP
23	.2*	Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)

Exhibit
No.		Description

23	.3**	Consent of AVITAS, Inc.
24	.1**	Power of Attorney

*	To be filed by amendment.

**	Previously filed.

†	The registrant has omitted confidential portions of the referenced exhibit and filed such confidential portions separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 406 promulgated under the Securities Act of 1933, as amended.